As filed with the Securities & Exchange Commission on July 7, 1998
                                                Registration No.________________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                          ONLINE SYSTEM SERVICES, INC.
               (Exact name of issuer as specified in its charter)

            Colorado                                     84-1293864
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                          1800 GLENARM PLACE, SUITE 700
                             DENVER, COLORADO 80202
                                  (303)296-9200
          (Address and telephone number of principal executive offices)

                            -------------------------

                                 R. Steven Adams
                          Online System Services, Inc.
                          1800 Glenarm Place, Suite 700
                             Denver, Colorado 80202
                                 (303) 296-9200
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lindley S. Branson
                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                              33 South Sixth Street
                                3400 City Center
                          Minneapolis, Minnesota 55402
                                 (612) 343-2800

                            -------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [ ]_______________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]_______________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of securities to            Amount to be        Proposed maximum            Proposed maximum                Amount of
    be registered                  registered        offering price (1)      aggregate offering price (1)    registration fee (1)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, no par value       574,281 shares          $10.5625                    $6,065,843                    $1,838.13

-------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on July 1, 1998.

                         -------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 7, 1998

PROSPECTUS

                          ONLINE SYSTEM SERVICES, INC.

     This Prospectus relates to the offer an sale of a minimum of 183,710 shares and a maximum of 574,281 shares of common stock, no par value (the "Shares"), of Online System Services, Inc. (the "Company" or "OSS"), issuable upon conversion of 3,000 shares of the Company's 5% Preferred Stock (the "5% Preferred Stock"), which may be sold from time to time by Arrow Investors LLC (the "Selling Shareholder") for its own account. The Company is registering the Shares pursuant to a Securities Purchase Agreement by and among the Company the Selling Shareholder and West End Capital LLC dated May 22, 1998. Each share of 5% Preferred Stock is convertible, at any time at the election of the holder thereof, into the number of shares of common stock of the Company equal to $1,000 divided by the lesser of (i) $16.33 or (ii) 86% of the average per share closing bid price of the Company's common stock for the five trading days immediately preceding the date on which the holder elects to convert the 5% Preferred Stock. As of the date of this Prospectus, the 3,000 outstanding shares of 5% Preferred Stock are convertible into _____ shares of common stock of the Company.

     The Company has been advised that the Selling Shareholder may from time to time sell the Shares to or through brokers or dealers in one or more transactions, on the Nasdaq SmallCap Market or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

     The Company's common stock is traded on the Nasdaq SmallCap Market under the symbols "WEBB". On July 2, 1998, the last reported sale price of the Company's common stock, as reported on the Nasdaq Small Cap Market was $10.375 per share. See and "Description of Securities."

                                ---------------

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 6.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION (THE "SEC"), NOR HAVE THEY BEEN APPROVED BY THE
        SECURITIES REGULATORY AUTHORITY OF ANY STATE. NEITHER THE SEC NOR
             ANY REGULATORY AUTHORITY HAVE PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Since the Shares registered hereunder are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Shares or the proceeds to the Selling Shareholder. The Company will receive no proceeds from any sales of the Shares by the Selling Shareholder, and the Company is obligated to pay the expenses of this offering, which are estimated at $10,000. The Selling Shareholder will pay its own expenses in connection with sales of the Shares. The Selling Shareholder and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the

Act. There can be no assurance that any or all of the Shares registered hereunder will be sold. See "Plan of Distribution."

                 The date of this Prospectus is July ___, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained through the Web site maintained by the Commission located at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is made to such Registration Statement and to the exhibits filed as part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-28462), are incorporated by reference in this registration statement:

          (a) The Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1997.

          (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed under the Exchange Act on May 22, 1996.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus. Requests may be directed to Thomas
S. Plunkett, Chief Financial Officer, Online System Services, Inc., 1800 Glenarm Place, Suite 700, Denver, Colorado 80202. The Company's phone number is (303) 296-9200.

                                   THE COMPANY

     Online System Services, Inc. (the "Company" or "OSS") develops, markets and supports products and services that enable broadband operators to provide high-speed Internet access to their customers. The Company's objective is to partner with cable television companies (wired and wireless), telephone companies and other broadband operators, both domestically and internationally, to create online communities that drive commerce and communications. The Company's I2U(TM) software further permits the broadband operators to offer a wide range of online services. The broadband operator, its subscribers and local merchants can develop and update local content on the Internet. The local content portion of I2U promotes the sharing of local information and the fostering of e-commerce and e-banking through data-based Internet Web sites. A time-saving and cost advantage to the broadband operators from the use of the Company's software is that a significant portion of the local content is generated by the people actually using the Internet, thus enhancing content quality and developing a commitment to the local community of Internet Web sites.

     Prior to the quarter ended September 30, 1997, the Company's focus generally was on three markets: general Web site development, maintenance and hosting; rural or small market Internet service providers ("ISPs"); and healthcare information services and continuing medical education ("CME"). These activities were divided into three separate units early in fiscal 1997, the Business Resource Group ("BRG") for Web site-related activities; Community Access America ("CAA") for the ISP activities; and Healthcare for the CME and healthcare information activities.

     Each of these activities involved in varying degrees the establishment of online communities. As an outgrowth of the Company's BRG and CAA activities, and in recognition of the need to increase the availability of high-speed Internet access, the Company's focus during fiscal 1997 increasingly was on the development of online communities for broadband (high bandwidth or high data transmission capabilities) operators such as cable TV operators (wired and wireless) who the Company believes are in the best position today to provide high-speed Internet access. This focus has resulted in the introduction of the Company's I2U (formerly "CAP" or "Community Access Partnership") products and services which include a wide range of online services which enable operators and operators' customers to generate online local content, create Web pages and conduct online commerce and banking and a turnkey product and service package which provides the equipment, training and systems necessary for the broadband operator to become a fully operational ISP. The Company intends to focus its future efforts primarily on its I2U products and services.

     During November 1997, the Company announced to its customers that it was terminating Web site development, maintenance and hosting activities and began to transition this business to other companies. OSS is ceasing Web site development activities which are not related to the development of products for its I2U products and services or which do not involve the creation of online communities for particular businesses or information purposes. In addition, during October 1997, the Company licensed its MD Gateway Web site to Medical Education Collaborative ("MEC") and is no longer developing products for the healthcare market. In the future, revenues from the healthcare market are expected to be limited to license fees received from MEC in connection with the use of MD Gateway.

     On March 19, 1998, the Company executed an Agreement and Plan of Merger pursuant to which the Company agreed to acquire Durand Communications, Inc. ("DCI") in exchange for up to 971,250 shares of the Company's common stock (the "DCI Merger"). DCI develops and markets Internet "community" building tools and services; training in the use of these tools and services; and online service for hosting these communities. The information regarding DCI included in this Prospectus has been provided by DCI. See "Recent Developments--DCI Acquisition."

     On May 22, 1998, the Company issued 3,000 shares of its 5% Preferred Stock in a private placement offering of such stock. In connection with such offering, the Company issued warrants to purchase up to 100,000 shares of its common stock at $16.33 per share. The Company received $3,000,000 in gross proceeds from such offering. The Company intends to use such proceeds for general working capital purposes. See "Risk Factors--Ability to Issue Common Stock and Preferred Stock; Anti-Takeover Devices," "Risk Factors--Affect of Issuance of 10% Preferred Stock and 5% Preferred Stock on Net Loss," and "Risk Factors--No Dividends."

     On June 5, 1998, the Company executed an Agreement and Plan of Merger pursuant to which the Company agreed to acquire Skyconnect, Inc. ("Skyconnect") in consideration for 1,100,000 shares of the Company's common stock, the assumption of approximately $8,500,000 in liabilities of Skyconnect, and the issuance of warrants representing the right to acquire 250,000 shares of the Company's common stock at the initial exercise price of $18.00 per share (the "Skyconnect Merger"). Skyconnect is a leading provider of software-based products that manage, store, and distribute digital video for cable television operators. The information regarding Skyconnect in this Prospectus has been provided by Skyconnect. See "Recent Developments--Skyconnect Acquisition."

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND SPECULATIVE FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY, AS WELL AS ALL OF THE OTHER MATTERS SET FORTH ELSEWHERE IN THE PROSPECTUS, PRIOR TO THE PURCHASE OF ANY OF THE SECURITIES OFFERED HEREBY.

CAUTIONARY STATEMENTS

     The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for the Company to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, prospective investors should be aware that the Company's actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower sales and net income (or higher net losses) than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of the Company's operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this Prospectus or in other reports issued by the Company.

RISKS RELATED TO THE COMPANY

     LIMITED OPERATING HISTORY; ACCUMULATED LOSSES. The Company was founded in March 1994, commenced sales in February 1995 and was in the development stage through December 31, 1995. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade and commercialize products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred net losses since inception totaling $6,974,392 through March 31, 1998.

     ADDITIONAL ANTICIPATED LOSSES. OSS currently intends to increase its capital expenditures and operating expenses in order to expand its I2U products and services and to support additional subscribers of OSS' broadband customers in future markets and to market and provide the Company's products and services to a growing number of potential subscribers. As a result, the Company expects to incur additional substantial operating and net losses for the balance of fiscal 1998 and for one or more fiscal years thereafter. The profit potential for the Company's I2U business model is unproven, and to be successful, the Company must, among other things, develop and market products and services that are widely accepted by consumers and businesses at prices that will create a profit. The Company's I2U products and services have only recently been launched and there can be no assurance that they will achieve broad consumer or commercial acceptance. The success of the Company's I2U products and services will depend upon the willingness of subscribers of the Company's broadband customers to pay monthly fees and installation costs of the Internet service, both of which will be set by local broadband operators. In addition, since a significant portion of the Company's future sales are expected to be transaction based, the success of the Company's I2U products and services may also be dependent upon the extent to which consumers and businesses conduct e-commerce and e-banking. Accordingly, it is difficult to predict whether OSS' pricing model will prove to be viable, whether demand for the Company's products and services will materialize at the prices the Company expects the broadband operators to charge or whether current or future pricing levels will be sustainable. If such pricing levels are not achieved or sustained or if the Company's products and services do not achieve or sustain broad market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. OSS' ability to generate future sales will be dependent on a number of factors, many of which are beyond the Company's control, including, among others, the success of broadband operators in marketing Internet services to subscribers in their local areas, the extent that subscribers conduct online e-commerce and e-banking transactions and the prices that the broadband operators set for Internet services. Because of the foregoing factors, among others, OSS is unable to forecast its sales with any degree of accuracy. There can also be no assurance that the Company will ever achieve profitability. In addition, if the DCI Merger and the Skyconnect Merger are consummated, the portion of the purchase price for DCI and Skyconnect which are allocated to in-process research and development, estimated to be $11 million for DCI and estimated to be $14 million for Skyconnect, will be recognized in the fiscal period of OSS that the Mergers are consummated. In the event of the Mergers, OSS' net loss for the year ending December 31, 1998, will therefore be increased by up to $25 million. In connection with the Mergers, the Company will also record goodwill and other intangible assets estimated to be $4.3 million which will be amortized over the estimated useful life of three years. The amortization of the balance of the goodwill and other intangible assets to be acquired in the Mergers will increase OSS' expenses by an estimated $350,000 for fiscal 1998, $1,400,000 for fiscal 1999 and 2000 and $1,150,000 for fiscal 2001. In addition, DCI and Skyconnect, which had accumulated deficits of ($6,833,187) at December 31, 1997 for DCI and ($31,499,847) at March 31, 1998
for Skyconnect, respectively, have incurred net losses in each of their respective fiscal years since their formation. There can be no assurance that the acquisition of either DCI or Skyconnect will ever make a positive contribution to OSS' results of operations.

     INCREASED NEED FOR WORKING CAPITAL. OSS believes that its cash and cash equivalents and working capital will be adequate to sustain operations only to September 1998. The acquisition of DCI, if consummated, is expected to increase monthly working capital needs by approximately $130,000 for at least the balance of the fiscal year ending December 31, 1998. In addition, if the Company is required to redeem the 5% Preferred Stock, such redemption could have a materially adverse effect on the Company's ability to maintain an adequate amount of working capital. See "Ability to Issue Common Stock and Preferred Stock; Anti-Takeover Devices." OSS has entered into a letter of intent with an underwriter for a secondary offering of its securities for proceeds of $15-20 million, which is expected to occur during the third or fourth quarter of 1998. OSS estimates that it needs to raise $25 million or more through equity, debt or other external financing, to implement its business development plan. There can be no assurance that OSS will be able to complete such offerings in amounts required by OSS or upon terms acceptable to OSS. In its report accompanying the audited financial statements for the years ended December 31, 1997 and 1996, the Company's auditor, Arthur Andersen LLP, expressed substantial doubt about the Company's ability to continue as a going concern.

     NEW AND UNCERTAIN MARKETS. The market for Internet products and services has only recently developed. Since this market is relatively new and because current and future competitors are likely to introduce competing Internet products and services, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. If the Internet markets fail to grow, grow more slowly than anticipated or become saturated with competitors, the Company's business, including the business of DCI and Skyconnect that will be acquired if the Mergers are consummated, operating results and financial condition will be materially adversely affected.

     PRODUCT DEVELOPMENT; TECHNOLOGICAL CHANGE. The Company's success depends upon its ability to develop new products and services that meet changing customer requirements. The market for the Company's products and services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product and service opportunities or develop and bring new products and services to market in a timely manner, or that products and services or technologies developed by others will not render the Company's products, services, and technologies, including the products and services and technologies of DCI and Skyconnect that will be acquired if the Mergers are consummated, noncompetitive or obsolete.

     GENERAL RISKS OF BUSINESS. The Company has formulated its business plans and strategies based on the rapidly increasing size of the Internet markets, the Company's anticipated participation in those markets, and the estimated sales cycle, price and acceptance of the Company's products and services. Although these assumptions are based on the best estimates of management, there can be no assurance that these assumptions will prove to be correct. No independent marketing studies have been conducted on behalf of or otherwise obtained by the Company, either with respect to its current business or the business, products and technologies of DCI and Skyconnect that will be acquired if the Mergers are consummated, nor are any such studies planned. Any future success that the Company might enjoy will depend upon many factors including some beyond the control of the Company or that it cannot predict at this time.

     INTENSE COMPETITION. The market for Internet products and services is highly competitive and the Company expects that this competition will intensify in the future. The Company's current and prospective competitors include many companies that have substantially greater financial, technical, marketing and other resources than the Company. Increased competition could result in price reductions and increased spending on marketing, sales and product development. Any of these events could have a materially adverse effect on the Company's financial condition and operating results. Many nationally known companies and regional and local companies across the country are involved in Internet applications and the number of competitors is growing. The Company will also compete with broadband companies who are developing their own Internet access and content and the internal departments of prospective customers who are choosing whether to outsource Internet-related activities or retain or develop that function in-house. Customers who desire to outsource these services may desire to work with companies larger than OSS. Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of the Company's products and services. There is no assurance that the Company will be able to offset the effects of any such price reductions through an increase in the number of its customers, higher sales from enhanced services, cost reductions or otherwise. Increased competition or price reductions could adversely affect the Company's operating results. There is no assurance that the Company will have the financial resources, technical expertise or marketing, sales and support capabilities to continue to compete successfully.

     LIMITED AVAILABILITY OF PROPRIETARY PROTECTION. The Company does not believe that its current products or services, or the products or services of DCI and Skyconnect that will be acquired if the Mergers are consummated, are patentable. The Company relies on a combination of copyright, trade secret and trademark laws, and nondisclosure and other contractual provisions to protect its proprietary rights. Notwithstanding these safeguards, it may be possible for competitors of the Company to imitate the Company's, DCI's and Skyconnect's products and services or to develop independently competing products and services.

     LENGTH OF SALES CYCLE. The decision to enter the Internet services provisioning business and the development and implementation of interactive Web sites are often enterprise-wide decisions by prospective customers and may require the Company to engage in lengthy sales cycles. The pursuit of sales leads typically involves an analysis of the prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. The Company often provides significant education to prospective customers regarding the use and benefits of Internet technologies and products. While the sales cycle varies from customer to customer, it typically has ranged from one to three months for I2U projects. The sales cycle may also be subject to a prospective customer's budgetary constraints and internal acceptance reviews, over which the Company has little or no control. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. If a larger order is delayed or lost to a competitor, the Company's revenues for that quarter could be materially diminished. Moreover, to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. A significant portion of the Company's future sales are expected to come from Internet access fees paid by subscribers of the Company's broadband operator customers and in connection with e-commerce and e-banking transactions these subscribers conduct on the broadband operators' systems. OSS expects that it may take broadband operators several months or more to market and sell high-speed Internet access to their subscribers and that it will take even longer for these subscribers to conduct significant e-commerce or e-banking transactions. For these reasons, OSS does not expect to realize significant sales, if at all, from these activities until a significant time after OSS has licensed its I2U products and services to broadband operators.

     DEPENDENCE ON KEY PERSONNEL; ABSENCE OF EMPLOYMENT AND NONCOMPETITION AGREEMENTS. The Company is highly dependent on the technical and management skills of its key employees, including in particular R. Steven Adams, the Company's founder, President and Chief Executive Officer. The loss of Mr. Adams' services could have a material adverse effect on the Company's business and operating results. The Company has not entered into employment agreements with Mr. Adams, or any of its other officers or employees and has not purchased key person insurance for Mr. Adams or any other member of management. The Company generally enters into written nondisclosure and nonsolicitation agreements with its officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. Thus, if any of the Company's officers or key employees left the Company, they could compete with the Company, so long as they did not solicit the Company's customers, which could have a material adverse effect on the Company's business. The Company's future success also depends in part on its ability to identify, hire and retain additional personnel, including key product development, sales, marketing, financial and executive personnel. Competition for such personnel is intense and there is no assurance that the Company can identify or hire additional qualified personnel. In addition, the success of the DCI Merger, if consummated, is highly dependent on the technical and management skills of Andre Durand, the founder, President and CEO of DCI and of the Skyconnect Merger, if consummated, is highly dependent on the skills of Michael Pohl, President of Skyconnect. The loss of Mr. Durand's services could have a material adverse affect on the value of the DCI Merger, and the loss of Michael Pohl's services could have a material adverse affect on the value of the Skyconnect Merger. The DCI Merger is contingent on Mr. Durand entering into a three-year non-compete agreement with OSS, and the Skyconnect Merger is contingent upon Mr. Pohl entering into a one-year employment and noncompete agreement with the Company.

     MANAGEMENT OF GROWTH. The Company has and expects to continue to experience significant growth in the number of its employees, the scope of its operating and financial systems, and the geographic area of its operations, including an expansion of its recently initiated international operations. This growth will result in new and increased responsibilities for both existing and new management personnel. In addition, as the Company expands its I2U products and services, it will be necessary to hire additional employees who will be located at many widely separated offices, including international offices. The Company's success depends on the ability of its managers to operate effectively, both independently and as a group. The Company's ability to effectively manage any such growth will require it to continue to implement and improve its operational, financial and management information systems and to train, motivate and manage its employees. This will require the addition of new management personnel and the development of additional expertise by existing management. There can be no assurance that the Company's management or other resources will be sufficient to manage any future growth in the Company's business or that the Company will be able to implement in whole or in part its growth strategy, and any failure to do so could have a material adverse effect on the Company's operating results.

     POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. As a result of the Company's limited operating history and the recent increased focus on its I2U products and services, the Company does not have historical financial data for a sufficient number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future sales and to a large extent are fixed. The Company typically operates with little backlog and the sales cycles for its products and services may vary significantly. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to close customer contracts within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would have an immediate adverse effect on the Company's business, operating results and financial condition. In addition, since a significant portion of the Company's future sales are expected to be based on Internet access fees and e-commerce and e-banking activities, OSS does not expect to realize significant sales, if at all, from these activities until a significant time after OSS has licensed its I2U products and services to broadband operators. Further, the Company plans to increase its operating expenses to fund product development and increase sales and marketing. To the extent that such expenses precede or are not subsequently followed by increased sales, the Company's business, operating results and financial condition will be materially adversely affected.

     SECURITY RISKS. The Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by OSS customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers. The Company has information technology insurance which provides limited coverage for losses caused by computer viruses. However, certain losses resulting from misuse of software or equipment by third parties or losses from computer viruses which exceed the liability limits under such insurance may not be protected. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there is no assurance that these limitations will be enforceable.

     DEPENDENCE ON THE INTERNET. Sales of the Company's Internet related products and services will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complementary products. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition will be materially impaired.

     LIMITATION OF DIRECTORS' LIABILITY. The Company's Articles of Incorporation provide, as permitted by Colorado law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. This provision may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty. In addition, the Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law.

     POSSIBLE VOLATILITY OF STOCK PRICES; PENNY STOCK RULES. The over-the-counter markets for securities such as the Company's common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's common stock. Although the common stock is listed on the Nasdaq Small Cap Market, there can be no assurance that it will remain eligible to be included on Nasdaq. In the event that the Company's common stock was no longer eligible for quotation on Nasdaq, the common stock could become subject to rules adopted by the Securities and Exchange Commission (the "Commission") regulating broker-dealer practices in connection with transactions in "penny stocks." If the Company's common stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the Company's securities because of the added regulation, thereby making it more difficult for purchasers in this Offering to dispose of their securities.

     CONTROL BY EXISTING MANAGEMENT. As of May 31, 1998, the current officers and directors of the Company own beneficially approximately 33% of the Company's outstanding common stock. Accordingly, it should be anticipated that the current executive officers and directors of the Company will continue to have the ability to significantly influence the outcome of elections of the Company's directors and other matters presented to a vote of shareholders.

     SHARES ELIGIBLE FOR FUTURE SALE. Approximately 1,130,000 of the currently outstanding shares of the Company's common stock are "restricted securities," as defined under the Securities Act of 1933 ("Securities Act") and the rules and regulations thereunder. Restricted shares and shares of the Company's common stock owned by "affiliates" may be publicly sold only by complying with Rule 144 under the Securities Act unless further registered under the Securities Act, or some other exemption from further registration thereunder is available. Sales of substantial amounts of these shares, or even the potential for such sales, could have an adverse effect on the market price for shares of the Company's common stock, and could impair the ability of purchasers of the securities covered hereby to resell them to recoup their investment or make a profit, and the Company's ability to raise capital through the sale of its equity securities.

     RIGHTS TO ACQUIRE SHARES. The following warrants and options to acquire common stock were outstanding as of May 31, 1998: (i) options and warrants to purchase 1,406,500 shares of the Company's common stock issuable upon exercise of such options and warrants, exercisable at prices ranging from $0.50 to $15.00 per share, with a weighted average exercise price of approximately $4.75 per share, (ii) warrants issued in connection with the Company's initial public offering on May 23, 1996 (the "IPO Warrants") to purchase 634,150 shares of the Company's common stock issuable upon exercise of the IPO Warrants at an exercise price of $9.00 per share, (iii) options issued to Cohig & Associates, Inc., the representative of the underwriters involved in such initial public offering (the "Representative's Option"), to purchase 106,700 shares of the Company's common stock issuable upon exercise of the Representative's Option at a purchase price of $8.10 per share and (iv) the Representative's Option to purchase 106,700 IPO Warrants issuable upon exercise of the Representative's Option at a purchase price of $.001 per IPO Warrant. The IPO Warrants referred to in (iv) above entitle the holder thereof to purchase up to 53,350 shares of the Company's common stock issuable upon exercise of such IPO Warrants at an exercise price of $9.00 per share. During the terms of the outstanding options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of the Company's common stock with resulting dilution to the holders of common stock who purchased shares for a price higher than the respective exercise price. The existence of such stock options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options or warrants can be expected to exercise or convert those securities at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its common stock on terms more favorable to the Company than those provided by the exercise or conversion of such options or warrants.

     POSSIBLE DILUTION TO OSS SHAREHOLDERS CAUSED BY THE DCI MERGER AND THE SKYCONNECT MERGER. If the DCI Merger and the Skyconnect Merger are consummated, the Mergers will result in an increase in the Company's outstanding shares of Common Stock by approximately 2,070,000 shares (approximately 62%). The Company, on a pro forma basis, estimates that the issuance of such shares of common stock would have resulted in a decrease to the Company's net book value per share as of March 31, 1998 from $1.14 (actual) to $.71 (estimated pro forma). In addition, in connection with the Mergers, OSS will be required to reserve approximately 330,000 shares of its common stock for issuance upon exercise or conversion of outstanding options, warrants and convertible securities of OSS which will be issued to replace similar securities of DCI in connection with the Mergers. There can be no assurance that OSS' results of operations will be improved enough, if at all, as a result of the either the DCI Merger or the Skyconnect Merger, to offset possible future dilution which could occur to current shareholders of OSS in the event that OSS' operations achieve profitability.

     ABILITY TO ISSUE COMMON STOCK AND PREFERRED STOCK; ANTI-TAKEOVER DEVICES. The Company is authorized to issue up to 10,000,000 shares of common stock and 5,000,000 shares of preferred stock in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. As of May 31, 1998, the Board of Directors has authorized the issuance of up to 500,000 shares of 10% Preferred Stock (the "10% Preferred Stock"), of which 267,500 shares were outstanding as of May 31, 1998, and the Board of Directors has authorized the issuance of up to 3,000 shares of 5% Preferred Stock, of which 3,000 shares were outstanding as of May 31, 1998. If not redeemed by the Company on or before October 1, 1998, then each share of the outstanding 10% Preferred Stock becomes convertible, at the election of the holder thereof, into the number of shares of common stock of the Company equal to $10.00 divided by the lesser of (i) $10.00 or (ii) 80% of the average per share closing bid price of the Company's common stock for the five trading days immediately preceding the election by the holder thereof. In addition, upon any redemption or conversion of the 10% Preferred Stock, the Company may pay dividends owing on the 10% Preferred Stock either (i) in cash, or (ii) by issuing additional shares of common stock utilizing a price per share equal to the lesser of (a) $10.00 or (b) if a redemption or a conversion occurring in connection with the receipt of a notice of redemption, the average per share closing bid price for the five trading days immediately preceding the date on which notice of such redemption is first given to the holders of the 10% Preferred Stock, or, if a conversion occurring without connection to the receipt of a notice of redemption, the average per share closing bid price of the Company's common stock for the five trading days immediately preceding the election to convert by the holder of the 10% Preferred Stock. Each share of the outstanding 5% Preferred Stock is convertible, at any time at the election of the holder thereof, into the number of shares of common stock of the Company equal to $1,000.00 plus the amount of any accrued and unpaid dividends the Company elects to pay in common stock divided by the lesser of (i) $16.33 or
(ii) 86% of the average per share closing bid price of the Company's common stock for the five trading days immediately preceding the date on which the holder thereof elects to convert such 5% Preferred Stock. The Company may redeem the 5% Preferred Stock at any time prior to September 19, 1998. If, upon the conversion of the 5% Preferred Stock, the number of shares of common stock of the Company issued upon such conversion is equal to 574,281 shares, the Company must redeem all of the then remaining outstanding shares of 5% Preferred Stock. Although the Company has no present plans to issue any other shares of preferred stock, the issuance of preferred stock in the future could affect the rights of the holders of common stock and thereby reduce the value of common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, or otherwise delay, discourage, or prevent a change in control of the Company.

     AFFECT OF ISSUANCE OF 10% PREFERRED STOCK AND 5% PREFERRED STOCK ON NET LOSS. Based on current accounting standards, the Company estimates that it will be required to record a non-operating expense of approximately $2,300,000 for the fiscal year ending December 31, 1998 as a result of the issuance of the 10% Preferred Stock and the 5% Preferred Stock. While these charges will not affect the Company's operating loss or working capital during such period, they are expected to result in an increase of approximately $2,300,000 in the Company's net loss for the fiscal year ending December 31, 1998. Further, the Company's working capital will be reduced by the amount of the dividends paid on the 10% Preferred Stock and the 5% Preferred Stock if such dividends are paid in cash.

     NO DIVIDENDS. No cash dividends have been paid on the common stock of the Company. It is anticipated that profits, if any, received from operations will be devoted to the Company's future operations. The Company does not anticipate the payment of cash dividends on its common stock in the foreseeable future, and any decision to pay dividends will depend upon the Company's profitability at the time, cash available therefor, and other factors. Except as otherwise required by law, the Company is required to pay a quarterly cumulative noncompounded dividend on the 10% Preferred Stock of 10% per annum based on the stated value of $10.00 per share of 10% Preferred Stock, and the Company is required to pay all accrued but undeclared dividends on the 5% Preferred Stock on the earlier of
(i) the redemption or conversion of the 5% Preferred Stock, or (ii) the liquidation of the Company.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the securities offered hereby.

                               RECENT DEVELOPMENTS

DCI ACQUISITION

     On March 19, 1998 the Company executed an Agreement and Plan of Merger (the "DCI Merger Agreement") pursuant to which the Company agreed to acquire Durand Communications, Inc., a California corporation ("DCI"), via a merger of the Company's wholly owned subsidiary, Durand Acquisition Corporation, with DCI (the "DCI Merger"). As consideration for the DCI Merger, the Company will issue up to 971,250 shares of its common stock and will acquire 100% of the outstanding shares of common stock, no par value, of DCI. In connection with the DCI Merger, OSS will also assume DCI liabilities of approximately $1,400,000 and issue options, warrants and convertible securities for up to 200,000 shares of OSS Common Stock at exercise or conversion prices ranging from $4.31 to $16.26 in replacement of similar securities of DCI. Under the rules of The Nasdaq SmallCap Market the issuance of common stock by the Company as consideration in the DCI Merger requires the approval of the Company's shareholders. Approval by the Company's shareholders is a condition precedent to the Company's obligation to consummate the DCI Merger. If the issuance of shares of common stock is not approved by the shareholders, it is unlikely that the Company will consummate the DCI Merger. The Company anticipates that the meeting at which the shareholders will consider the issuance of such common stock will occur in August or September 1998.

     It is intended that the DCI Merger, for federal income tax purposes, will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code (the "Code") and that each of the Company, DCI and Durand Acquisition Corporation will be a party to the reorganization within the meaning of Section 368(b) of the Code. Based on the facts, representations, warranties and agreements set forth in the DCI Merger Agreement, the Company believes that the DCI Merger will so qualify. However, no ruling has been requested from the Internal Revenue Service (the "IRS") with respect to these matters. Therefore, the IRS may determine that the DCI Merger does not qualify to be treated as a reorganization within the meaning of Section 368 of the Code.

     The long-term success of the Company's business development strategy is highly dependent upon the Company's ability to develop proprietary systems for establishing online communities and online commerce which distinguishes OSS' product and service offerings for broadband operators from those offered by other Internet product and service providers. The providing of high-speed Internet access by broadband operators is in the early development stage. The Company believes it is important to quickly establish OSS as one of the leaders in providing high-speed Internet access products and services for broadband operators, as those companies that are among the first established providers of these products and services, will have a distinct advantage in obtaining market share as this business continues to develop.

     OSS believes that the primary value of DCI to OSS is (i) DCI's proprietary technology, including DCI's CommunityWare(R) product, (ii) DCI's software development capabilities which management believes is important to OSS' ability to continue to develop state-of-the-art proprietary software products required to maintain long-term relationships with OSS' broadband operator customers, and
(iii) the ability the DCI acquisition will give OSS to greatly reduce the time it will take OSS to introduce new proprietary software products. Management of OSS believes DCI's technology can be quickly integrated with OSS' I2U products to expand the breadth and functionality of this product offering. Andre Durand, Chief Executive Officer of DCI, will become Vice President-Product Development of OSS following the DCI Merger and will be responsible for the Company's product development efforts. A condition to the DCI Merger is that Mr. Durand enter into a three-year noncompete agreement with the Company. OSS intends to continue to employ all of DCI's product development personnel following the DCI Merger.

     OSS also believes that DCI's Electronic University Network ("EUN") business, which offers accredited online courses for colleges, universities and corporations, represents a valuable business opportunity. OSS expects to continue to develop this business both as a separate product offering and as an adjunct to OSS' product offerings for broadband operators.

     OSS did not seek an opinion from an independent financial advisor as to the value of the DCI transaction, as management and the Board of Directors determined that management of OSS was best able to determine the value of the acquisition since its value was primarily based on the capabilities and prospects for DCI's technology, the compatibility of DCI's and OSS' technologies and the ability to quickly integrate the two technologies in order to significantly reduce OSS' time to develop and introduce new products.

     The acquisition of DCI will increase the outstanding number of shares of the Company's common stock by 971,250 shares (approximately 29%, not including the shares of common stock which may be issued in connection with the Skyconnect Merger) (excluding shares issuable upon the exercise of options and warrants or the conversion of convertible securities issued in connection with the DCI Merger), will increase the Company's liabilities, on a consolidated basis, by approximately $1,400,000 and is expected to increase the Company's operating net loss by approximately $140,000 per month for at least the balance of fiscal 1998. The acquisition of DCI will also increase the Company's working capital requirements. As indicated in the Risk Factors section of this Prospectus, the Company has initiated efforts to obtain additional working capital. However, there can be no assurance that the Company will be successful in obtaining additional working capital or, if successful, the cost of such capital.

     The DCI Merger Agreement contemplates that OSS will acquire 100% of the outstanding common stock of DCI. Based on the closing price of the Company's common stock on and around March 19, 1998, the day that the transaction was announced, the total purchase price is estimated to be $12,400,000, consisting of (i) 971,250 shares of the Company's common stock to be issued to the stockholders of DCI, (ii) approximately 200,000 shares of the Company's common stock to be reserved for issuance pursuant to exercise or conversion of options, warrants and convertible securities of DCI to be converted to similar securities of OSS; (iii) $1,400,000 of liabilities to be assumed; and (iv) approximately $380,000 of expenses to be incurred.

     The DCI Merger will be accounted for under the purchase method of accounting, with the purchase price allocated to the fair value of assets acquired and liabilities assumed. A significant portion of the purchase price has been identified as intangible assets, including approximately $11 million of research and development in process. The portion of the purchase price which is allocated to in-process research and development will be recognized as expense in the period the DCI Merger is consummated and will cause a resulting increase in the accumulated deficit of the Company of approximately $11 million.

     DCI completed the acquisition of CompuLearning Systems, d/b/a Electronic University Network ("EUN") during January 1998. Based on financial information provided by DCI and EUN, the combined revenues for DCI and EUN for the year ended December 31, 1997 totaled $740,739 and their combined loss for the same period equaled ($2,867,973). In addition, their combined accumulated deficit and stockholder's deficit for the same period were ($7,709,344) and ($1,804,709), respectively. The Company estimates that, on a pro forma basis, the acquisition of DCI would have resulted in a decrease to the net book value of its shares of common stock as of December 31, 1997 from $1.54 (actual) to $1.18 (pro forma).

SKYCONNECT ACQUISITION

     On June 5, 1998 the Company executed an Agreement and Plan of Merger (the "Skyconnect Merger Agreement") pursuant to which the Company agreed to acquire Skyconnect, Inc., a Colorado corporation ("Skyconnect"), via a merger of the Company's wholly owned subsidiary, Skyconnect Acquisition Corporation, with Skyconnect (the "Skyconnect Merger"). As consideration for the Skyconnect Merger, the Company will issue up to 1,100,000 shares of its common stock and will acquire 100% of the outstanding shares of common stock, no par value, of Skyconnect. In connection with the Skyconnect Merger, OSS will also assume Skyconnect liabilities of approximately $8,500,000 and issue options and warrants for up to 130,000 shares of OSS common stock at exercise or conversion prices ranging from $12.00 to $14.40 or the market value for the Company's common stock, if less, in replacement of similar securities of Skyconnect. In addition, OSS will issue to a Skyconnect shareholder a warrant to acquire 250,000 shares of its common stock at an initial exercise price of $18.00 per share. Under the rules of The Nasdaq SmallCap Market the issuance of common stock by the Company as consideration in the Skyconnect Merger requires the approval of the Company's shareholders. Approval by the Company's shareholders is a condition precedent to the Company's obligation to consummate the Skyconnect Merger. If the issuance of shares of common stock is not approved by the shareholders, it is unlikely that the Company will consummate the Skyconnect Merger. The Company anticipates that the meeting at which the shareholders will consider the issuance of such common stock will occur in August or September 1998.

     It is intended that the Skyconnect Merger, for federal income tax purposes, will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code (the "Code") and that each of the Company, Skyconnect and Skyconnect Acquisition Corporation will be a party to the reorganization within the meaning of Section 368 of the Code. Based on the facts, representations, warranties and agreements set forth in the Skyconnect Merger Agreement, the Company believes that the Skyconnect Merger will so qualify. However, no ruling has been requested from the Internal Revenue Service (the "IRS") with respect to these matters. Therefore, the IRS may determine that the Skyconnect Merger does not qualify to be treated as a reorganization within the meaning of
Section 368 of the Code.

     The long-term success of the Company's business development strategy is highly dependent upon the Company's ability to develop proprietary systems which distinguishes OSS' product and service offerings for broadband operators from those offered by other Internet product and service providers. The providing of high-speed Internet access by broadband operators is in the early development stage. The Company believes it is important to quickly establish OSS as one of the leaders in providing high-speed Internet access products and services for broadband operators, as those companies that are among the first established providers of these products and services, will have a distinct advantage in obtaining market share as this business continues to develop.

     OSS believes that the primary value of Skyconnect to OSS is (i) Skyconnect's proprietary technology, including Skyconnect's advertising, scheduling and insertion systems, as well as its near-video-on-demand ("NVOD") and video-on-demand ("VOD") systems for cable television and hotel operators,
(ii) Skyconnect's product development and sales capabilities, (iii) the ability the Skyconnect acquisition will give OSS to integrate advertising insertion and NVOD and VOD capabilities with OSS' I2U products to expand the breadth and functionality of this product offering, and (iv) Skyconnect's existing revenue base with cable television operators.

     The acquisition of Skyconnect will increase the outstanding number of shares of the Company's common stock by 1,100,000 shares (approximately 32% not including the shares which may be issued in the DCI Merger) (excluding shares issuable upon the exercise of options and warrants in connection with the Skyconnect Merger) and will increase the Company's liabilities, on a consolidated basis, by approximately $8,500,000. The acquisition of Skyconnect may also increase the Company's working capital requirements. As indicated in the Risk Factors section of this Prospectus, the Company has initiated efforts to obtain additional working capital. However, there can be no assurance that the Company will be successful in obtaining additional working capital or, if successful, the cost of such capital.

     The Skyconnect Merger Agreement contemplates that OSS will acquire 100% of the outstanding common stock of Skyconnect. Based on the closing price of the Company's common stock on and around June 9, 1998, the day that the transaction was announced, the total purchase price is estimated to be 24,700,000, consisting of (i) 1,100,000 shares of the Company's common stock to be issued to the stockholders of Skyconnect, (ii) approximately 130,000 shares of the Company's common stock to be reserved for issuance pursuant to exercise or conversion of options and warrants of Skyconnect to be converted to similar securities of OSS; (iii) 250,000 shares of the Company's common stock to be reserved for a warrant to be granted to a Skyconnect shareholder; (iv) $8,500,000 of liabilities to be assumed; and (v) approximately $60,000 of expenses to be incurred.

     The Skyconnect Merger will be accounted for under the purchase method of accounting, with the purchase price allocated to the fair value of assets acquired and liabilities assumed. A significant portion of the purchase price has been identified as intangible assets, including up to approximately $14 million of research and development in process. The portion of the purchase price which is allocated to in-process research and development will be recognized as expense in the period the Skyconnect Merger is consummated and will cause a resulting increase in the accumulated deficit of the Company of up to approximately $14 million.

     Based on financial information provided by Skyconnect, the revenues for Skyconnect for the year ended March 31, 1998 totaled $11,820,779 and its loss for the same period equaled ($6,754,688). In addition, its accumulated deficit was ($31,499,847). The Company estimates that, on a pro forma basis, the acquisition of Skyconnect would have resulted in a decrease to the net book value of its shares of common stock as of March 31, 1998 from $1.14 (actual) to $1.35 (estimated pro forma).


                               SELLING SHAREHOLDER
     The following table sets forth, as of July 2, 1998, the name of the Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholder, and the number and percentage of securities offered hereby that may be sold from time to time by the Selling Shareholder pursuant to this Prospectus. The number of shares of common stock set forth in the following table represents an estimate of the number of shares of common stock that will be offered by the Selling Shareholder. The actual number of shares of common stock issuable upon conversion of the 5% Preferred Stock is indeterminate, is subject to adjustment, and could be materially less or more than such estimated number depending on factors that cannot be predicted by the Company at this time, including, among other factors, the future market price of the Company's common stock. The actual number of shares of common stock offered hereby, and included in the Registration Statement of which this Prospectus is part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the 5% Preferred Stock by reason of the floating rate conversion price mechanism or the other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Company's common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933, as amended. There can be no assurance that the securities offered hereby will be sold.

------------------------------------------------------------------------------------------------------------
                             Shares of                                                       Percentage of
                            Common Stock                           Shares of Common          Common Stock
                               Owned           Shares of Common      Stock Owned          Owned Beneficially
Name of Selling             Beneficially        Stock Offered     Beneficially After       Before Offering/
 Shareholder              Before Offering          Hereby            Offering              After Offering(1)
------------------------------------------------------------------------------------------------------------
Arrow Investors LLC         379,094 (2)          329,094 (3)         50,000 (4)               9.9%    1.4%
------------------------------------------------------------------------------------------------------------

(1) In calculating percentage ownership, all shares of Common Stock which the Selling Shareholder has the right to acquire within 60 days from July 1, 1998 upon the exercise of options, warrants, or convertible securities are deemed to be outstanding for the purpose of calculating the percentage of common stock owned by the Selling Shareholder. The terms of both the Securities Purchase Agreement and the 5% Preferred Stock provide that at no time shall the Selling Shareholder convert the 5% Preferred Stock or exercise its warrant granted in connection therewith as shall result in the Selling Shareholder beneficially owning, after such conversion or exercise, a number of shares exceeding 9.9% of the Company's then outstanding common stock. The percentage ownerhsip shown above has been determined without reference to such limitation.

(2) Represents the number of shares of common stock issuable to the Selling Shareholder (after taking into account the terms of the 5% Preferred Stock which provide that at no time shall the Selling Shareholder convert the 5% Preferred Stock as shall result in the Selling Shareholder beneficially owning, after such conversion, a number of shares of common stock exceeding 9.9% of the Company's then outstanding Common Stock) upon the conversion of the 5% Preferred Stock held by the Selling Shareholder if such conversion occurred as of the close of business on July 2, 1998 plus the 50,000 shares of common stock issuable to the Selling Shareholder upon the exercise of a warrant to purchase such shares at a per share exercise price of $16.33. If this limitation on beneficial ownership were not taking into account, the number of shares of common stock issuable to the Selling Shareholder upon conversion of the 5% Preferred Stock held by the Selling Shareholder if such conversion occurred as fo the close of business on July 2, 1998 plus the 50,000 shares of common stock issuable to the Selling Shareholders upon the exercise of the Warrant would be 383,930 shares. Upon the actual conversion of the 5% Preferred Stock by the Selling Shareholder, the nubmer of shares of common stock of the Company into which such 5% Preferred Stock is convertible may be more or less than 329,094 shares, but in no event will be more than 574,281 shares or less than 183,710 shares. Pursuant to the terms of the 5% Preferred Stock, July 2, 1998 the conversion price would have been approximately $9.43.

(3) Represents the number of shares of common stock issuable to the Selling Shareholder (after taking into account the terms of the 5% Preferred Stock which provide that at no time shall the Selling Shareholder convert the 5% Preferred Stock as shall result in the Selling Shareholder beneficially owning, after such conversion, a number of shares of common stock exceeding 9.9% of the Company's then outstanding Common Stock) upon the conversion of the 5% Preferred Stock held by the Selling Shareholder if such conversion occurred as of the close of business on July 2, 1998.

(4) Represents 50,000 shares of common stock issuable to the Selling Shareholder upon the exercise of a warrant to repurchase such shares at a per share exercise price of $16.33.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the Shares may be sold from time to time by the Selling Shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the Nasdaq SmallCap Market or such other over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. Such securities may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions not involving a broker or dealer. In effecting sales, brokers or dealers engaged to sell such securities may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell such securities will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. The Company will receive no proceeds from any resales of the securities offered hereby, and it is anticipated that the brokers or dealers, if any, participating in the sales of such securities will receive the usual and customary selling commissions. To comply with the securities laws of certain states, if applicable, the Shares will be sold therein only through brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.


                            DESCRIPTION OF SECURITIES
GENERAL

     The Company is authorized to issue 15,000,000 shares of capital stock, including 10,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, with such par value and such rights, preferences and privileges as are determined by the Company's Board of Directors.

COMMON STOCK

     As of May 31, 1998, 3,386,307 shares of common stock were outstanding. Holders of common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor, subject to loan agreement limitations and priority as to dividends for preferred stock that may be outstanding. Holders of common stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of the common stock issued and outstanding and entitled to vote, present in person or by proxy, (together with any preferred stock issued and outstanding and entitled to vote, present in person or by proxy) constitute a quorum at all meetings of stockholders. The vote of the holders of a majority of common stock present at such a meeting (together with any preferred stock present and entitled to vote at such meeting) will decide any question brought before such meeting, except when a greater vote is required by law, the Company's Articles of Incorporation, or the Company's Bylaws and except when a vote of any preferred stock issued and outstanding, voting as a separate class, is required by law to approve a question brought before such meeting. Upon liquidation or dissolution, the holder of each outstanding share of common stock will be entitled to share equally in the assets of the Company legally available for distribution to such stockholder after payment of all liabilities and after distributions to holders of preferred stock legally entitled to such distributions. Holders of common stock do not have any preemptive, subscription or redemption rights. There is no cumulative voting for the election of directors. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock offered hereby will be, upon issuance, fully paid and nonassessable. The holders of the common stock do not have any registration rights with respect to the common stock.

5% PREFERRED STOCK

     As of May 31, 1998, the 3,000 shares of 5% Preferred Stock were outstanding. The following is a summary of the rights, privileges and preferences of the 5% Preferred Stock. This summary is qualified in its entirety by reference to the terms of the 5% Preferred Stock incorporated by reference as an exhibit to the Registration Statement relating to this Prospectus.

     VOTING. Each share of 5% Preferred Stock entitles the holder thereof to cast the number of votes equal to the number of whole shares of common stock into which the 5% Preferred Stock held by such holder are convertible immediately after the close of business on the record date fixed for meeting at which the vote is to be taken.

     DIVIDENDS. The cumulative noncompounded dividend on the 5% Preferred Stock is 5% per annum based on the stated value of $1,000 per share, payable as permitted by law, at the option of the Company, in cash or common stock upon the earlier of (i) the redemption or conversion of the 5% Preferred Stock or (ii) the liquidation of the Company. No dividends may be paid on the common stock unless all unpaid dividends on the 5% Preferred Stock are first declared and paid. Dividends on the 5% Preferred Stock are equal in preference to any dividends declared on the 10% Preferred Stock.

     REDEMPTION AND CONVERSION. The 5% Preferred Stock may be redeemed, in whole or in part, by the Company at any time prior to September 19, 1998 for a price per share equal to (i) $1,000 plus all accrued but unpaid dividends divided by the Conversion Price (defined below) as of the date on which the notice of redemption of the 5% Preferred Stock is given by the Company multiplied by (ii) the average per share closing bid price of the common stock for the five trading days immediately preceding such date. Each share of the outstanding 5% Preferred Stock is convertible, subject to the limitation described below, at any time at the election of the holder thereof, into the number of shares of common stock equal to $1,000 divided by the lesser of (i) $16.33 or (ii) 86% of the average per share closing bid price of the common stock for the five trading days immediately preceding the date on which the holder thereof elects to convert such 5% Preferred Stock (the "Conversion Price"). If the Company elects to redeem the 5% Preferred Stock, the Company shall give at least ten days notice to the holders of the 5% Preferred Stock of the Company's intent to redeem such 5% Preferred Stock. Upon the giving of such notice by the Company, the holders of the 5% Preferred Stock shall not thereafter be entitled to convert the 5% Preferred Stock into shares of common stock unless a notice of conversion relating to such 5% Preferred Stock has previously been submitted. Upon any conversion of the 5% Preferred Stock the Company will have the option to pay the accrued but unpaid cumulative dividend on the 5% Preferred Stock either (i) in cash or (ii) by issuing additional shares of common stock calculated by adding the amount of the accrued but unpaid dividend into the $1,000 stated value set forth in the formula above. If, upon conversion of the 5% Preferred Stock and the payment of dividends thereon, the Company has issued 574,281 shares of its common stock, then the Company must redeem all of the 5% Preferred Stock which have not previously been converted, unless the shareholders of the Company approve the issuance of shares of common stock upon conversion of the 5% Preferred Stock in excess of 574,281 shares.

     PREEMPTIVE RIGHTS. A holder of the 5% Preferred Stock has no preemptive rights to subscribe for any additional shares of any class of stock of the Company or for any issue of bonds, notes or other securities convertible into any class of stock of the Company.

     LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or otherwise, after payment of the debts and other liabilities of the Company, the holders of the 5% Preferred Stock will be entitled to receive from the remaining net assets of the Company, before any distribution to the holders of the common stock, the amount of $1,000.00 per share of 5% Preferred Stock in cash plus payment of all accrued but unpaid dividends. The liquidation preference on the 5 % Preferred Stock is equal in preference to the liquidation preference on the 10% Preferred Stock. Thereafter, holders of the 5% Preferred Stock shall be entitled to share in any distributions made to the holders of the common stock as if each share of 5% Preferred Stock was converted (pursuant to the formula set forth above) into the number of shares of common stock into which it is convertible immediately prior to the close of business on the business day fixed for such distribution.

                                  LEGAL MATTERS

     The legality of the Shares will be passed upon for the Company by the firm of Gray, Plant, Mooty, Mooty & Bennett, P.A.

                                     EXPERTS

     The audited financial statements of the Company for the years ended December 31, 1997 and 1996, which are included by reference in this Registration Statement have been audited by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving such report. Reference is made to said report, which includes an explanatory paragraph that discusses substantial doubt about the Company's ability to continue as a going concern.


                                 INDEMNIFICATION

     The Company's Articles of Incorporation provide that the Company shall indemnify, to the full extent permitted by Colorado law, any director, officer, employee or agent of the Company made or threatened to be made a party to a proceeding, by reason of the former or present official of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles of Incorporation.

================================================================================
No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                 ---------------

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Available Information.....................................................3
Incorporation of Certain Documents by Reference...........................3
The Company...............................................................4
Risk Factors..............................................................6
Use of Proceeds..........................................................12
Recent Developments......................................................13
Selling Shareholders.....................................................15
Plan of Distribution.....................................................16
Description of Securities................................................16
Legal Matters............................................................18
Experts..................................................................18
Indemnification..........................................................18



================================================================================



================================================================================



                                  ONLINE SYSTEM
                                 SERVICES, INC.



                                 ---------------

                                   PROSPECTUS

                                 ---------------





                                 JULY ___, 1998

================================================================================

                                    PART II
                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. All of such expenses will be paid by the Company.


Securities and Exchange Commission fee                          $1,838.18
Accounting fees and expenses                                    $1,500.00
Legal fees and expenses                                         $5,000.00
Printing, Mailing                                               $1,000.00
Transfer Agent fees                                             $500.00
Miscellaneous                                                   $161.82
                                                                ----------
                  TOTAL                                         $10,000.00


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation provide that the Company shall indemnify, to the full extent permitted by Colorado law, any director, officer, employee or agent of the Company made or threatened to be made a party to a proceeding, by reason of the former or present official of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.


ITEM 16.  EXHIBITS

    3.1    Articles of Incorporation, as amended, of the Company (3)
    3.2    Bylaws of the Company (1)
    4.1    Specimen form of the Company's Common Stock certificate (2)
    4.2 Form of Warrant Agreement dated May 23, 1996 between Corporate Stock Transfer and the Company, including form of Warrant (2)
    4.3    Specimen of Warrant Certificate--See Exhibit A filed with Exhibit 4.2
    5.1    Opinion of Counsel*
   23.1    Consent of Arthur Andersen LLP*
-----------
 *   Filed herewith
(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.

(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.
(3) Filed with Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form SB-2, filed June 22, 1998, Commission File No. 333-3282-D.

ITEM 17.  UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 7, 1998.

                                       ONLINE SYSTEM SERVICES, INC.


                                       By /s/ R. Steven Adams
                                          -------------------------------------
                                          R. Steven Adams, President and
                                          Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Steven Adams and Thomas S. Plunkett, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 7th day of July, 1998, by the following persons in the capacities indicated:

  /s/ R. Steven Adams
----------------------------------
R. Steven Adams,
(President, Chief Executive Officer and a Director)

  /s/ Thomas S. Plunkett
----------------------------------
Thomas Plunkett
(Vice President and Chief Financial Officer)

  /s/ Stu Lucko
----------------------------------
Stu Lucko
(Controller)

  /s/ Paul H. Spieker
----------------------------------
Paul H. Spieker
(Director)

  /s/ Robert M. Geller
----------------------------------
Robert M. Geller
(Director)

  /s/ Robert J. Lewis
----------------------------------
Robert J. Lewis
(Director)


----------------------------------
H. Robert Gill
(Director)

  /s/ Richard C. Jennewine
----------------------------------
Richard C. Jennewine
(Director)


----------------------------------
Charles P. Spickert
(Director)


----------------------------------
William R. Cullen
(Director)

                          ONLINE SYSTEM SERVICES, INC.
                                    FORM S-3
                                INDEX TO EXHIBITS

     3.1  Articles of Incorporation, as amended, of the Company (3)
     3.2  Bylaws of the Company (1)
     4.1  Specimen form of the Company's Common Stock certificate (2)
     4.2 Form of Warrant Agreement dated May 23, 1996 between Corporate Stock Transfer and the Company, including form of Warrant (2)
     4.3  Specimen of Warrant Certificate--See Exhibit A filed with Exhibit 4.2
     5.1  Opinion of Counsel*
     23.1 Consent of Arthur Andersen LLP*

---------------
 *   Filed herewith
(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.
(3) Filed with Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form SB-2, filed June 22, 1998, Commission File No. 333-3282-D.